EXHIBIT 21
                                   QMS, INC.
                          SUBSIDIARIES AND TRADE NAMES

             Unless indicated otherwise, each of the following is a
                      wholly owned subsidiary of QMS, Inc.
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                                                  State or Other
                                                 Jurisdiction of                     Other Names Under Which
  Legal Name of Subsidiary                        Incorporation                      Subsidiary Does Business
----------------------------                      -------------                      ------------------------

QMS Circuits, Inc.                              Delaware                             QCI

QMS Foreign Sales, Inc.                         U.S. Virgin Islands

QMS Canada, Inc.                                Canada


As of December 10, 1996
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